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                                                                    EXHIBIT 4(c)



                         NEEDHAM SMALL CAP GROWTH FUND
                     A Portfolio of The Needham Funds, Inc.
                                 445 Park Avenue
                            New York, New York 10022

                                                     May __, 2002


Needham Investment Management L.L.C.
445 Park Avenue
New York, New York 10022


                    Investment Advisory Agreement Supplement


Dear Sirs:

                  This will confirm the agreement between The Needham Funds, Inc. (the "Company") and Needham Investment Management L.L.C. (the "Investment Adviser") as follows:

                  Needham Small Cap Growth Fund (the "Portfolio") is a Portfolio of the Company, which has been organized as a corporation under the laws of the State of Maryland and is an open-end management investment company. The Company and the Investment Adviser have entered into an Investment Advisory Agreement, dated January 1, 1996 (as from time to time amended and supplemented, the "Investment Advisory Agreement"), pursuant to which the Investment Adviser has undertaken to provide, or make provision for, certain investment advisory and management services to the Company identified therein and to provide certain other services, as more fully set forth therein. Certain capitalized terms used without definition in this Investment Advisory Agreement Supplement have the meaning specified in the Investment Advisory Agreement.

                  The Company agrees with the Investment Adviser as follows:

                  1. Adoption of Investment Advisory Agreement. The Investment Advisory Agreement is hereby adopted for the Portfolio. The Portfolio shall be one of the "Portfolios" referred to in the Investment Advisory Agreement; and its shares shall be those of one Portfolio of shares of the Company as referred to therein.


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                                                                    EXHIBIT 4(c)

                   2. Payment of Fees. For all services to be rendered, facilities furnished and expenses paid or assumed by the Investment Adviser as provided in the Investment Advisory Agreement and herein, the Portfolio shall pay the Investment Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Portfolio during the preceding month, at the annual rate of 1.25% of such net assets except as may be modified by Paragraph 5 of the Investment Advisory Agreement.

                  If the foregoing correctly sets forth the agreement between the Fund and the Investment Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.


                                          Very truly yours,

                                          NEEDHAM SMALL CAP GROWTH FUND
                                          A Portfolio of The Needham Funds, Inc.


                                            --------------------------------
                                            Name:
                                            Title:


The foregoing Agreement is hereby agreed to as of the date hereof:

NEEDHAM INVESTMENT MANAGEMENT L.L.C.


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Name:
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